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FOR IMMEDIATE RELEASE
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CONTACT: Judianne Atencio
         Director of Communications
         EchoStar Communications Corp.
         303/723-2010
         judianne.atencio@echostar.com

               ECHOSTAR COMMUNICATIONS CORPORATION ANNOUNCES $600
                           MILLION RULE 144A OFFERING

LITTLETON, COLO., TUESDAY, SEPTEMBER 12, 2000- EchoStar Communications Corporation (NASDAQ:DISH, DISHP) today announced that its wholly-owned subsidiary EchoStar Broadband Corporation is offering $600 million aggregate principal amount of Senior Notes due 2007, in accordance with Securities and Exchange Commission Rule 144A. The net proceeds of the offering are expected to be used to fund capital expenditures in connection with the construction, launch, and insurance of additional satellites or for other general corporate purposes (including potential strategic acquisitions). The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from registration requirements.

DISH Network is EchoStar's state-of-the-art direct broadcast satellite system with the capacity to offer customers 500 channels of digital video and CD-quality audio programming as well as fully MPEG-2/DVB compliant hardware and installation. DISH Network, a trademark of EchoStar Communications Corporation, currently serves over 4.3 million customers nationwide. EchoStar is included in the Nasdaq-100 Index (NDX) which contains the largest non-financial companies on the Nasdaq Stock Market. For more information, contact 1-800-333-DISH (3474) or visit www.dishnetwork.com.

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